Exhibit 10.91

HIBERNIA CORPORATION

EXECUTIVE BONUS INSURANCE PLAN

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (the “Amendment”) to the Hibernia Corporation Executive Bonus Insurance Plan (the “Plan”) is made as of the 24th day of August 2005.

WHEREAS, Hibernia Corporation, a Corporation organized and existing under the laws of the State of Louisiana (the “Company”), maintains the Plan, which was adopted by the Board of Directors of the Company (the “Board”); and

WHEREAS, under the terms of the Plan, the Executive Compensation Committee of the Board (the “Committee”) and/or the Board has the authority to amend the Plan prior to the consummation of a Change of Control (as defined in the Plan); and

WHEREAS, the Committee adopted the following amendments to the Plan on August 23, 2005 and the Board approved the following amendments to the Plan on August 24, 2005;

NOW, THEREFORE, in consideration of the premises set forth above, and effective as of the date first above written, the Plan shall be and hereby is amended as follows:

1. Section 5.2 of the Plan is hereby amended by deleting the second sentence of Section 5.2 and substituting the following in its place:

After the consummation of a Change of Control, the Committee and/or the Board of Directors, as the case may be, shall possess the authority to terminate the Plan or to amend the terms of the Plan or any Enrollment Form entered into in connection with the Plan, provided that (i) if any such termination or amendment would cause the Company to cease Bonus Payments after the effective date thereof or to reduce the amount of such payments after such date, the Company shall, as soon as administratively feasible, increase the recurring annual total cash compensation of any affected Participant then receiving such compensation in an amount equal to the value of any such reduction or cessation (such increase need not be a salary increase but to the extent such increase is in the form of a bonus, such increase shall not be set off against any other bonus to which the affected Participant would otherwise be entitled), and (ii) no termination or amendment shall change the Bonus Payments to which a Participant who retires or becomes disabled prior to October 1, 2006 is entitled under Section 4.2 or 4.3 of the Plan as those Sections existed as of the date of this amendment.

2. On and after the date hereof, each reference in the Plan to “this Plan,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Plan as amended hereby.

IN WITNESS WHEREOF, the Committee has caused this Amendment No. 1 to be executed as of the month, day and year first above written.

HIBERNIA CORPORATION

By:	/s/ J. Herbert Boydstun
J. Herbert Boydstun
President and Chief Executive Officer

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